Exhibit 99.1

News Release
www.nortel.com

FOR IMMEDIATE RELEASE		August 2, 2007

For more information:

Media	Media	Investors
Jay Barta	Mohammed Nakhooda	(888) 901-7286
(972) 685-2381	(647) 292-7180	(905) 863-6049
jbarta@nortel.com	mohammna@nortel.com	investor@nortel.com
Nortel Reports Results for the Second Quarter 2007
•	Q2 2007 revenues of $2.56 billion, down 8 percent year over year and 2 percent on a year-to-date basis; excluding the impact of the UMTS Access divestiture, revenues decreased by 1 percent in the quarter and grew by 5 percent year-to-date(a)

•	Q2 2007 gross margin of 41.1 percent, up 264 basis points year over year

•	Q2 2007 operating margin(b) of 1.3 percent, 291 basis points better year over year

•	Q2 2007 net loss of $37 million, or $0.07 per common share on a diluted basis

•	Q2 2007 cash balance of $4.47 billion

•	Cash Flow from operations was an outflow of $120 million
TORONTO — Nortel* Networks Corporation [NYSE/TSX: NT] today announced results for the second quarter of 2007 prepared in accordance with United States generally accepted accounting principles (GAAP) in U.S. dollars. Results were driven by solid operating and gross margin expansion, evidence of the continued traction of the Company’s business transformation program.
“Good progress is being made in our effort to reshape Nortel to deliver sustained value to shareholders. On balance, the key indicators of our financial health moved in a positive direction in the quarter,” said Nortel President and CEO Mike Zafirovski. “Gross margin of 41.1 percent was the highest in eight quarters and the operating margin expanded significantly on a year-over-year basis for the fourth consecutive quarter. Revenues were down 8% this quarter, principally as a result of the UMTS divestiture and the timing of contract completion. Revenues were up 3% sequentially and we are confident that the traction we are seeing with customers will translate into much higher sequential growth for the remainder of the year.”
Second Quarter 2007 Results
Revenues were $2.56 billion for the second quarter of 2007 compared to $2.78 billion for the second quarter of 2006 and $2.48 billion for the first quarter of 2007. The Company reported a net loss in the second quarter of 2007 of $37 million, or $0.07 per common share on a diluted basis, compared to net earnings of $342 million, or $0.79 per common share on a diluted basis, in the second quarter of 2006 and a net loss of $103 million, or $0.23 per common share on a diluted basis, in the first quarter of 2007. The net loss in the second quarter of 2007 of $37 million included special charges of $36 million for restructuring, a $35 million provision related to ongoing discussions with the SEC, a gain of $69 million due to favourable effects of changes in foreign exchange rates and a gain of $10 million on the sale of assets. The net earnings in the second quarter of 2006 of $342 million included a shareholder litigation recovery of $510 million reflecting a mark-to-market adjustment of the share portion of the global class action settlement, special charges of $49 million for restructuring and a loss of $12 million on the sale of assets. The net loss in the first quarter of 2007 of $103 million included a shareholder litigation gain of $54 million reflecting a mark-to-market adjustment of the share portion of the class action settlement and special charges of $80 million for restructuring.
Deferred revenues decreased sequentially by $29 million from the first quarter of 2007. Order input for the quarter was $2.68 billion, down from $2.81 billion in the second quarter of 2006 (note that second quarter of 2006 UMTS Access orders associated with the assets sold were approximately $184 million), and up from $2.59 billion in the first quarter of 2007.
Carrier Networks (CN) revenues in the second quarter of 2007 were $1.06 billion, a decrease of 16 percent compared with the year-ago quarter and an increase of 5 percent sequentially. In the second quarter, CN revenues were impacted by the UMTS Access divestiture and decreases in legacy products, partially offset by growth in VoIP and GSM compared with the year-ago quarter. Excluding the impact of the UMTS Access divestiture, CN revenues decreased by 5 percent in the second quarter of 2007 compared with the year-ago quarter. (a)
Recent CN highlights include:
•	Nortel signed two multi-year wireless agreements this quarter:
•	a $135 million contract from Cricket Communications Inc., a wholly owned subsidiary of Leap Wireless International Inc. to expand network coverage with CDMA; and

•	a $150 million contract extension with T-Mobile to deliver mobile voice and data services.
•          Nortel and Toshiba Corporation announced an agreement for the joint development of mobile WiMAX base stations for Japanese and global markets, based on Nortel’s next-generation broadband wireless technology and Toshiba’s high-efficiency amplifier and miniaturization technology.
Enterprise Solutions (ES) revenues in the second quarter of 2007 were $590 million, an increase of 23 percent compared with the year-ago quarter and a decrease of 1 percent sequentially. ES recorded the fourth consecutive quarter of year over year growth, driven by strong increases in the voice, data and applications businesses, which was positively impacted by the timing of contract completions.
Recent ES highlights include:
•          Nortel and the Vancouver Organizing Committee for the 2010 Olympic and Paralympic Winter Games (VANOC) announced that Nortel will be the Official Converged Network Equipment Supplier for the 2010 Winter Games.
•          Nortel unveiled a new enterprise data strategy — called Business Optimized Networking — focused on creating a network that seamlessly sustains and enhances the communications tools and applications required in the new hyperconnected business environment.
•          Nortel and IBM unveiled plans to deliver a simple and cost-effective solution for businesses that makes the move to IP telephony and unified communications as easy as a software upgrade. The new solution will integrate leading software and hardware on IBM’s System i Unified Communications solution and is aimed to provide advanced IP telephony and multimedia capabilities for SMB customers.
•	Jobing.com Arena, home of the Phoenix Coyotes, is deploying a network business solution from Nortel to help the arena transform itself into a cutting-edge entertainment facility for fans and employees.

•	Nortel is working with Kyushu University Hospital in Tokyo to provide patients, their families and entire local communities with next-generation medical services through a new clinical grade medical information network.
Global Services (GS) revenues in the second quarter of 2007 were $494 million, a decrease of 9 percent compared with the year-ago quarter, and an increase of 10 percent sequentially. The year over year decrease was largely due to a decrease in network implementation services primarily due to the UMTS

Access divestiture and lower GSM services revenues, partially offset by growth in network management and support services. Excluding the impact of the UMTS Access divestiture, GS revenues decreased by 3 percent in the second quarter of 2007 compared with the year-ago quarter.(a)
Recent GS highlights include:
•	UK network operator THUS selected a Nortel managed services solution to reduce the complexity of routing wholesale voice communications to international destinations over other carrier networks.

•	Several Colorado communities, as well as Greenville N.C., announced plans to deploy Nortel’s municipal wireless technology aimed to spur economic development, enhance public safety, expand government services and make public Internet access more readily available to citizens.

•	Nortel unveiled a new video conferencing service, one of four new network application services announced in May as part of Nortel’s Multimedia Services portfolio. The “telepresence” solution creates a virtual meeting experience so real you will almost believe you’re in a conference room in Toronto rather than your office in New York.
Metro Ethernet Networks (MEN) revenues in the second quarter of 2007 were $363 million, a decrease of 16 percent compared with the year-ago quarter and a decrease of 3 percent sequentially. The year over year decrease in revenues was primarily due to decreases in long-haul optical revenues not repeated in the second quarter of 2007 (due to the completion of large optical contracts in the second quarter of 2006) and in legacy data, partially offset by increases in metro optical and carrier ethernet revenues.
Recent MEN highlights include:
•	Frontier, part of Citizens Communications Company, agreed to deploy a PBT-enabled Carrier Ethernet solution from Nortel to expand its business services network infrastructure.

•	Bell Canada is deploying Nortel’s network and service operations solution — Metro Ethernet Manager — to support delivery of their growing high-bandwidth communications service set, including video-heavy and multimedia intensive traffic, to its business customers.

•	To further its first-mover innovation advantage in Carrier Ethernet networking technology, Nortel announced the formation of a Carrier Ethernet Ecosystem, serving as a partnering framework for the industry’s best solution providers to adopt Ethernet, with its cost and simplicity benefits, as the preferred means of information transport in carrier networks.
Gross margin
Gross margin was 41.1 percent of revenue in the second quarter of 2007. This compared to gross margin of 38.4 percent for the second quarter of 2006 and 40.4 percent for the first quarter of 2007. Compared to the second quarter of 2006, gross margins benefited from a shift in product mix in the CN and ES segments. The increase in the CN segment is primarily due to better product mix in the CDMA, business, and improved GSM Access and Converged Multimedia Networks VOIP margins.
Selling, general and administrative (SG&A)
SG&A expenses were $595 million in the second quarter of 2007, compared to $614 million for the second quarter of 2006, and $604 million for the first quarter of 2007. Compared to the second quarter of 2006, SG&A was favourably impacted by the UMTS Access divestiture and lower costs related to internal control remediation and finance transformation activities, partially offset by unfavourable foreign exchange impacts and increased sales commissions.

Research and development (R&D)
R&D expenses were $423 million in the second quarter of 2007, compared to $498 million for the second quarter of 2006 and $409 million for the first quarter of 2007. Compared to the second quarter of 2006, R&D was primarily impacted by the UMTS Access divestiture and lower employee-related expenses, partially offset by unfavourable foreign exchange impacts.
Other
Special charges in the second quarter of 2007 of $36 million included restructuring charges of $3 million related to our prior restructuring plans and $33 million related to the restructuring program announced in the Company’s February 7, 2007 press release.
Other income (expense) — net was $122 million of income for the second quarter of 2007, which included interest and dividend income of $62 million, foreign exchange gains of $69 million and royalty income of $5 million. Foreign exchange gains were primarily driven by the strength of the Canadian dollar against the U.S. dollar.
Minority interest was an expense of $11 million in the second quarter of 2007, compared to income of $4 million for the second quarter of 2006 and an expense of $22 million for the first quarter of 2007.
Interest expense was $98 million in the second quarter of 2007, compared to $77 million for the second quarter of 2006 and $96 million for the first quarter of 2007. Compared to the second quarter of 2006, the higher interest expense was due to higher debt levels and borrowing costs as a result of the $2.0 billion senior unsecured notes issued in July 2006.
Cash
Cash balance at the end of the second quarter of 2007 was $4.47 billion, down slightly from $4.56 billion at the end of the first quarter of 2007. This decrease was primarily driven by a cash outflow from operations of $120 million. The cash balance includes net proceeds from the $1.15 billion convertible notes offering in March 2007. In September 2007, Nortel will redeem, at par, $1.125 billion principal amount of 4.25% convertible notes plus accrued and unpaid interest.
First Half 2007 Results
For the first half of 2007, revenues were $5.05 billion compared to $5.17 billion for the same period in 2006 (note that first half 2006 UMTS Access revenues associated with the assets sold was approximately $350 million). The Company reported a net loss for the first half of 2007 of $140 million, or ($0.30) per common share on a diluted basis, compared to net earnings of $171 million, or $0.39 per common share on a diluted basis, for the same period in 2006.
The net loss in the first half of 2007 of $140 million included special charges of $116 million for restructuring, a $35 million provision related to ongoing discussions with the SEC, a gain of $69 million due to favourable effects of changes in foreign exchange rates, a shareholder litigation gain of $54 million reflecting a mark-to-market adjustment of the share portion of the class action settlement, and a gain of $11 million on the sale of assets. The first half 2006 results included a shareholder litigation recovery of $491 million reflecting a mark-to-market adjustment of the share portion of the global class action settlement, special charges of $54 million related to restructuring activities and a benefit of $27 million related to the sale of businesses and assets.
Regulatory Investigations
As previously announced, in May 2007 the Ontario Securities Commission (OSC) approved a Settlement Agreement reached by the Staff of the OSC and Nortel, which settlement fully resolved all issues between Nortel and the OSC. The decision recognized the extensive efforts made by Nortel’s senior management and

Board of Directors to be forthcoming and transparent in reporting significant accounting and internal control issues, and then solving them.
As previously reported, Nortel has been under investigation by the SEC since April 2004 in connection with previous restatements of its financial statements. As a result of discussions with the Enforcement Staff of the SEC for purposes of resolving the investigation, Nortel concluded that a reserve should be provided. Accordingly, an accrual was recorded in the second quarter of 2007 in the amount of $35 million, which Nortel believes represents its current best estimate for the liability associated with this matter. However, this matter is ongoing and the ultimate outcome is still uncertain.
Outlook (c)
Commenting on the Company’s financial expectations, David Drinkwater, interim chief financial officer, Nortel said, “For the full year 2007, we continue to expect revenues to be flat to down slightly compared to 2006, reflecting a decrease in revenues as a result of the UMTS Access disposition (note that 2006 UMTS Access revenues associated with the assets sold were approximately $660 million). We continue to expect full year 2007 gross margin to be in the low 40’s, as a percentage of revenues, and we now expect operating margin to be around 5 percent, of revenues (d) . For the third quarter of 2007, we expect revenues to be down in the mid single digits compared to the year ago quarter (note that third quarter 2006 UMTS Access revenues associated with the assets sold were approximately $156 million). We expect third quarter 2007 gross margin to be around 40, as a percentage of revenue, and operating expenses (SG&A and R&D) to be down slightly, compared to the year ago quarter.”
(a) Second quarter of 2006 included revenues of $148 million in CN and $36 million in Global Services that related to the UMTS Access business that was sold on December 31, 2006. CN and GS revenues for the second quarter of 2006 excluding UMTS revenues are non-GAAP measures. Nortel’s management believes that this supplemental information is meaningful, given the sale of the UMTS Access business, by providing greater transparency to investors with respect to Nortel’s performance and by facilitating comparisons to Nortel’s historical performance. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.
(b) Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Operating Margin percentage is a non-GAAP measure defined as Operating Margin divided by Revenue. Nortel’s management believes that these measures are meaningful measurements of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. These non-GAAP measures may also facilitate comparisons to Nortel’s historical performance and our competitors’ operating results. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. These measures may not be synonymous to similar measurement terms used by other companies.
(c) The Company’s financial outlook contains forward-looking information and as such, is based on certain assumptions, and is subject to important risk factors and uncertainties (which are summarized in italics at the end of this press release) that could cause actual results or events to differ materially from this outlook.
(d) Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Operating Margin percentage is a non-GAAP measure defined as Operating Margin divided by Revenue. Nortel’s management believes that Operating Margin is a meaningful measurement of operating performance and provides greater transparency to investors with respect to Nortel’s expected performance and supplemental information used by management in its financial and operational decision making. This non-GAAP measure also facilitates comparisons to Nortel’s historical performance and our competitors’ operating results. No reconciliation of the projected non-GAAP measure is provided to the comparable projected GAAP measure because Nortel does not predict special items that might occur in the future, and Nortel’s forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures. Thus, such a reconciliation is not available without unreasonable efforts.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next-generation technologies, for both service provider and enterprise networks, support multimedia and business-critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, ”targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different. Nortel has made various assumptions in the preparation of its financial outlook in this press release, including the following company specific assumptions: no further negative impact to Nortel’s results of operations, financial condition and liquidity arising from Nortel’s restatements of its financial results; Nortel’s prices increasing at or above the rate of price increases for similar products in geographic regions in which Nortel sells its products; increase in sales to Nortel’s enterprise customers and wireless service provider customers in the Asia Pacific region as a result of Nortel’s joint venture with LG Electronics Inc.; improvement in Nortel’s product costs due to favorable supplier pricing, offset by higher costs associated with initial customer deployments in emerging markets; cost reductions resulting from the 2007 and 2006 restructuring plans; increased employee costs relative to expected cost of living adjustments and employee bonuses; and the effective execution of Nortel’s strategy, including implementation of its Business Transformation initiatives in 2007. Nortel has also made certain macroeconomic and general industry assumptions in the preparation of its financial guidance including: a modest decrease in the growth rate of the gross domestic product of global economies which is lower than the growth rate in 2006; global service provider capital expenditures in 2007 reflecting mid to high single digit growth as compared to high single digit growth in 2006; global growth rate to remain stable with investments in next generation products and services to offset declines in purchases of legacy equipment; and a moderate impact as a result of expected industry consolidation among service providers in various geographic regions, particularly in North America and EMEA. The above assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from its expectations set out in this press release.
Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following (i) risks and uncertainties relating to Nortel’s business including: significant competition, competitive pricing practice, cautious capital spending by customers, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; the sufficiency of recently announced restructuring actions; any negative developments associated with Nortel’s suppliers and contract manufacturing agreements including our reliance on certain suppliers for key optical networking solutions components; potential penalties, damages or cancelled customer contracts from failure to meet delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; fluctuations in foreign currency exchange rates; potential higher operational and financial risks associated with Nortel’s efforts to expand internationally; potential additional valuation allowances for all or a portion of Nortel’s deferred tax assets if market conditions deteriorate or future results of operations are less than expected; a failure to protect Nortel’s intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; any negative effect of a failure to maintain integrity of Nortel’s information systems; changes in regulation of the telecommunications industry or other aspects of the industry; any failure to successfully operate or integrate strategic acquisitions, or failure to consummate or succeed with strategic alliances; Nortel’s potential inability to attract or retain the personnel necessary to achieve its business objectives or to maintain an effective risk management strategy; (ii) risks and uncertainties relating to Nortel’s liquidity, financing arrangements and capital including: any inability of Nortel to manage cash flow fluctuations to fund working capital requirements or achieve its business objectives in a timely manner or obtain additional sources of funding; high levels of debt, limitations on Nortel capitalizing on business opportunities because of senior notes covenants, or on obtaining additional secured debt pursuant to the provisions of indentures governing certain of Nortel’s public debt issues; Nortel’s below investment grade credit rating; any increase of restricted cash requirements for Nortel if it is unable to secure alternative support for obligations arising from certain normal course business activities, or any inability of Nortel’s subsidiaries to provide it with sufficient funding; any negative effect to Nortel of the need to make larger defined benefit plans contributions in the future or exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; or any negative impact on Nortel’s ability to make future acquisitions, raise capital, issue debt and retain employees arising from stock price volatility and any declines in the market price of Nortel’s publicly traded securities; and (iii) risks and uncertainties relating to Nortel’s prior restatements and related matters including: any negative impact on Nortel and NNL of such restatement; legal judgments, fines, penalties or settlements, or any substantial regulatory fines or other penalties or sanctions, related to the ongoing regulatory and criminal investigations of Nortel in the U.S. and Canada; the significant dilution of Nortel’s existing equity positions resulting from the approval of its class action settlement; any significant pending or future civil litigation actions not encompassed by Nortel’s class action settlement; any unsuccessful remediation of Nortel’s material weakness in internal control over financial reporting resulting in an inability to report Nortel’s results of operations and financial condition accurately and in a timely manner; Nortel’s inability to access, in its current form, its shelf registration filed with the United States Securities and Exchange Commission (SEC); or any breach by Nortel of the continued listing requirements of the NYSE or TSX causing the NYSE and/or the TSX to commence suspension or delisting procedures. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form10-K and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
-end-
*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.
Nortel will host a teleconference/audio webcast to discuss Second Quarter 2007 Results.
TIME: 8:30 AM — 9:30 AM ET on Thursday, August 2, 2007
To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:		Webcast:
North America:	1-888-211-4395	www.nortel.com/q2 earnings2007
International:	1-416-620-9644

Replay:
(Available one hour after the conference call)
North America:	1-800-383-0935	Passcode: 21344899#
International:	1-402-530-5545	Passcode: 21344899#
Webcast:	www.nortel.com/q2earnings2007

NORTEL NETWORKS CORPORATION
Condensed Consolidated Statements of Operations (unaudited)
(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended			Six months ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Revenues:
Products	$2,246	$2,169	$2,459	$4,415	$4,547
Services	316	314	321	630	623

	2,562	2,483	2,780	5,045	5,170

Cost of revenues
Products	1,337	1,303	1,535	2,640	2,831
Services	173	178	177	351	346

	1,510	1,481	1,712	2,991	3,177

Gross profit	1,052	1,002	1,068	2,054	1,993

Selling, general and administrative expense	595	604	614	1,199	1,224
Research and development expense	423	409	498	832	977

Operating Margin (a)	34	(11)	(44)	23	(208)

Amortization of intangibles	13	12	6	25	11
In-process research and development expense	—	—	16	—	16
Special charges	36	80	49	116	54
Gain on sale of businesses and assets	(10)	(1)	12	(11)	(27)
Shareholder litigation settlement recovery	—	(54)	(510)	(54)	(491)
Regulatory investigation expense	35	—	—	35	—

Operating earnings (loss)	(40)	(48)	383	(88)	229

Other income — net	122	76	64	198	120
Interest expense
Long-term debt	(91)	(85)	(58)	(176)	(103)
Other	(7)	(11)	(19)	(18)	(35)

Loss from operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	(16)	(68)	370	(84)	211
Income tax expense	(11)	(13)	(29)	(24)	(54)

	(27)	(81)	341	(108)	157

Minority interests — net of tax	(11)	(22)	4	(33)	10
Equity in net earnings (loss) of associated companies — net of tax	1	—	(3)	1	(5)

Net loss before cumulative effect of accounting change	(37)	(103)	342	(140)	162
Cumulative effect of accounting change — net of tax	—	—	—	—	9

Net earnings (loss)	$(37)	$(103)	$342	$(140)	$171

Average shares outstanding (millions) — Basic (b)	497	442	434	470	434
Average shares outstanding (millions) — Diluted (b)	497	442	434	470	434

Basic and diluted earnings (loss) per common share	$(0.07)	$(0.23)	$0.79	$(0.30)	$0.39

(a)	Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Nortel’s management believes that this measure is a meaningful measurement of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. This non-GAAP measure may also facilitate comparisons to Nortel’s historical performance and our competitors’ operating results. This non-GAAP measure should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. This measure may not be synonymous to similar measurement terms used by other companies.

(b)	Reflects the consolidation of the outstanding Nortel common shares at a ratio of 1 consolidated share for 10 pre-consolidated shares effective December 1, 2006.

NORTEL NETWORKS CORPORATION
Condensed Consolidated Balance Sheets (unaudited)
(U.S. GAAP; Millions of U.S. dollars, except for share amounts)

	June 30, 2007	March 31, 2007	December 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$4,473	$4,555	$3,492
Restricted cash and cash equivalents	47	44	639
Accounts receivable — net	2,393	2,359	2,785
Inventories — net	2,119	2,048	1,989
Deferred income taxes — net	432	367	276
Other current assets	534	490	742

Total current assets	9,998	9,863	9,923

Investments	196	201	204
Plant and equipment — net	1,511	1,515	1,530
Goodwill	2,535	2,530	2,529
Intangible assets — net	234	229	241
Deferred income taxes — net	3,916	3,785	3,863
Other assets	559	599	689

Total assets	$18,949	$18,722	$18,979

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$1,025	$1,051	$1,125
Payroll and benefit-related liabilities	547	524	640
Contractual liabilities	239	227	243
Restructuring liabilities	105	135	97
Other accrued liabilities	3,796	3,795	4,603
Long-term debt due within one year	22	21	18

Total current liabilities	5,734	5,753	6,726

Long-term debt	5,580	5,591	4,446
Deferred income taxes — net	53	48	97
Other liabilities	3,988	3,836	5,810

Total liabilities	15,355	15,228	17,079

Minority interests in subsidiary companies	788	790	779

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited;
Issued and outstanding shares: 437,197,970 as of June 30, 2007, 436,874,114 as of March 31, 2007 and 433,934,747 as of December 31, 2006	34,023	34,015	33,938
Additional paid-in capital	4,980	4,957	3,378
Accumulated deficit	(35,715)	(35,678)	(35,574)
Accumulated other comprehensive loss	(482)	(590)	(621)

Total shareholders’ equity	2,806	2,704	1,121

Total liabilities and shareholders’ equity	$18,949	$18,722	$18,979

NORTEL NETWORKS CORPORATION
Condensed Consolidated Statements of Cash Flows (unaudited)
(U.S. GAAP; Millions of U.S. dollars)

	Three months ended			Six months ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Cash flows from (used in) operating activities
Net earnings (loss)	$(37)	$(103)	$342	$(140)	$171
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	73	79	85	152	135
In-process research and development expense	—	—	16	—	16
Non-cash portion of shareholder litigation settlement expense (recovery)	—	(54)	(510)	(54)	(491)
Non-cash portion of special charges and related asset write downs	3	—	2	3	(9)
Equity in net (earnings) loss of associated companies	(1)	—	3	(1)	5
Share based compensation expense	30	25	28	55	53
Deferred income taxes	(2)	5	37	3	52
Cumulative effect of accounting change — net of tax	—	—	—	—	(9)
Pension and other accruals	44	92	84	136	185
Gain on sale or write down of investments, businesses and assets	(5)	(1)	10	(6)	(28)
Minority interests	11	22	(4)	33	(10)
Other — net	(86)	18	176	(68)	222
Change in operating assets and liabilities, excluding Global Class Action Settlement — net	(150)	(59)	(377)	(209)	(574)
Global Class Action Settlement — net	—	(585)	—	(585)	—

Net cash from (used in) operating activities	(120)	(561)	(108)	(681)	(282)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(53)	(56)	(78)	(109)	(177)
Proceeds on disposals of plant and equipment	70	14	2	84	89
Restricted cash and cash equivalents	(3)	595	(570)	592	(567)
Acquisitions of investments and businesses — net of cash acquired	(12)	(14)	(4)	(26)	(125)
Proceeds on sale of investments and businesses	21	(39)	81	(18)	111

Net cash from (used in) investing activities	23	500	(569)	523	(669)

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to minority interests	(15)	(10)	(13)	(25)	(31)
Increase in notes payable	14	10	23	24	27
Decrease in notes payable	(15)	(12)	(9)	(27)	(12)
Proceeds from issuance of long-term debt	—	1,150	—	1,150	1,300
Repayments of long-term debt	—	—	(150)	—	(1,425)
Debt issuance costs	(1)	(22)	—	(23)	—
Increase in capital leases payable	—	—	—	—	—
Decrease in capital leases payable	(6)	(5)	(4)	(11)	(9)
Issuance of common shares	2	7	—	9	1

Net cash from (used in) financing activities	(21)	1,118	(153)	1,097	(149)

Effect of foreign exchange rate changes on cash and cash equivalents	36	6	39	42	53

Net increase (decrease) in cash and cash equivalents	(82)	1,063	(791)	981	(1,047)
Cash and cash equivalents at beginning of period	4,555	3,492	2,695	3,492	2,951

Cash and cash equivalents at end of period	$4,473	$4,555	$1,904	$4,473	$1,904

NORTEL NETWORKS CORPORATION
Consolidated Financial Information (unaudited)
(U.S. GAAP; Millions of U.S. dollars)
The following tables reflect the completion of the Global Services resegmentation effected in the first quarter of 2007.
Segmented revenues
The following table summarizes our revenue by segment for:

	Three months ended			Six months ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Revenues

Carrier Networks	$1,058	$1,009	$1,262	$2,067	$2,333
Enterprise Solutions	590	597	478	1,187	933
Global Services	494	448	545	942	1,051
Metro Ethernet Networks	363	373	433	736	726

Total reportable segments	2,505	2,427	2,718	4,932	5,043
Other	57	56	62	113	127

Total revenues	$2,562	$2,483	$2,780	$5,045	$5,170

Geographic revenues
The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended			Six months ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Revenues

United States	$1,171	$1,216	$1,145	$2,387	$2,273
EMEA (a)	678	578	887	1,256	1,520
Canada	178	173	145	351	307
Asia	336	382	455	718	760
CALA (b)	199	134	148	333	310

Total revenues	$2,562	$2,483	$2,780	$5,045	$5,170

(a)	Europe, Middle East and Africa

(b)	Caribbean and Latin America
Network Solutions revenues
The following table summarizes our revenues by category of network solutions for each of our reportable segments for:

	Three months ended			Six months ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Revenues

Carrier Networks
CDMA solutions	$494	$568	$496	$1,062	$935
GSM and UMTS solutions	402	271	559	673	995
Circuit and packet voice solutions	162	170	207	332	403

	1,058	1,009	1,262	2,067	2,333

Enterprise Solutions
Circuit and packet voice solutions	393	375	336	768	663
Data networking and security solutions	197	222	142	419	270

	590	597	478	1,187	933

Global Services	494	448	545	942	1,051

Metro Ethernet Networks
Optical networking solutions	270	263	278	533	490
Data networking and security solutions	93	110	155	203	236

	363	373	433	736	726

Other	57	56	62	113	127

Total revenues	$2,562	$2,483	$2,780	$5,045	$5,170